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                                                                    EXHIBIT 23.1

                          Independent Auditors' Consent
                          -----------------------------

The Board of Directors
Urologix, Inc.:

We consent to the incorporation by reference in the Registration Statements 333-11981, 333-13271, 333-41385, 333-84869, 333-53634 and 333-82854 of Urologix,
Inc. of our report dated August 2, 2002, with respect to the balance sheet of Urologix, Inc. as of June 30, 2002 and the related statements of operations, shareholders' equity, and cash flows for the year then ended, which report appears in the June 30, 2002, annual report on Form 10-K of Urologix, Inc.

Our report refers to the Company's adoption of the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on July 1, 2001.

/s/ KPMG LLP


Minneapolis, Minnesota
September 20, 2002